Exhibit 99.1
EDAC TECHNOLOGIES reports first quarter results.
FARMINGTON, Conn., April 28, 2009 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the first quarter of 2009.
Sales for the first quarter of 2009 were $9,584,000 and net income was $56,000 or $0.01 per diluted share, versus sales of $11,181,000 and net income of $630,000 or $0.13 per diluted share for the first quarter of 2008.
Dominick A. Pagano, President and Chief Executive Officer, said, “Market and general economic conditions during Q3 and Q4 2008 continued to impact our results in the first quarter. Production delays in Boeing’s 787 program and delivery delays in its 777 program caused by its machinists’ strike last year continue to impact our shipments. Our aerospace customers made further changes to our delivery schedules. Sales decreased $1,497,000 for aerospace customers and $100,000 for non-aerospace customers in the first quarter of 2009 compared to the first quarter of 2008. While our first quarter sales to the aerospace market decreased by $377,000 from the fourth quarter of 2008, we believe based on our customers’ current schedules that sales to the aerospace market for the second quarter of 2009 will improve over the first quarter of 2009.
“While our relentless focus on cost reductions reduced the impact of the sales decline on our profit for the quarter, the profit was further impacted by approximately $120,000 expensed on the product development and engineering of new parts for the aerospace industry.
“Total company backlog increased from $52.4 million at the end of fiscal 2008 to $53.4 million at April 4, 2009, reflecting a net increase of $1.0 million in our Aerospace product line.
“We plan to invest in excess of $4 million in new machinery and equipment in 2009 including the two large machines currently on order, to increase our capabilities and capacity and improve productivity in the aerospace product line.
“I reaffirm what I said last quarter, ‘We have and will continue to be proactive in attempting to minimize the impact of external forces by implementing aggressive cost controls and we fully anticipate that the aerospace market will be strong in the long-term. Our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.’ ”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward-Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward- looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict.

These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the quarter ended
	April 4,	March 29,
	2009	2008

Sales	$9,583,775	$11,181,103

Cost of Sales	8,503,339	9,095,094

Gross Profit	1,080,436	2,086,009

Selling, General and Administrative Expenses	861,256	969,120

Income From Operations	219,180	1,116,889

Non-Operating Income (Expense):
Interest Expense	(139,842)	(164,577)
Other	6,875	44,555

Income Before Income Taxes	86,213	996,867

Provision for Income Taxes	29,800	367,000

Net Income	$56,413	$629,867

Income per common share data:
Basic income per share	$0.01	$0.14

Diluted income per share	$0.01	$0.13

Weighted average shares outstanding:
Basic	4,825,303	4,652,928
Diluted	4,861,617	4,976,915

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	April 4,	January 3,
	2009	2009
ASSETS
CURRENT ASSETS:
Cash	$657,791	$1,311,092
Accounts receivable, net	7,107,831	7,931,550
Inventories, net	9,130,132	7,961,788
Prepaid expenses and other current assets	227,200	107,333
Refundable income taxes	161,708	686,708
Deferred income taxes	983,298	983,298

Total current assets	18,267,960	18,981,769

PROPERTY, PLANT AND EQUIPMENT	35,423,794	35,347,124
Less: accumulated depreciation	24,329,100	23,992,878

	11,094,694	11,354,246

DEFERRED INCOME TAXES	95,971	105,971

OTHER ASSETS	1,791,927	1,021,638

TOTAL ASSETS	$31,250,552	$31,463,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$2,448,490	$1,674,990
Current portion of long-term debt	2,110,318	2,376,018
Trade accounts payable	2,816,566	3,485,192
Employee compensation and amounts withheld	1,264,594	1,112,006
Accrued expenses	341,646	361,252
Customer advances	289,747	261,643

Total current liabilities	9,271,361	9,271,101

LONG-TERM DEBT, less current portion	4,503,139	4,827,697

OTHER LONG-TERM LIABILITIES	1,698,233	1,698,233

SHAREHOLDERS’ EQUITY:
Common stock	12,063	12,063
Additional paid-in capital	10,989,549	10,934,736
Retained earnings	7,215,013	7,158,600
Accumulated other comprehensive loss	(2,438,806)	(2,438,806)

Total shareholders’ equity	15,777,819	15,666,593

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,250,552	$31,463,624

     Contact: Glenn L. Purple, Vice President-Finance, 860-677-2603